Final Prospectus

Filed pursuant to Rule 424(b)(3)

File No. 333-93459

Prospectus

1,072,962 Shares

Granite City Food & Brewery Ltd.

Common Stock

This is a public offering of securities of Granite City Food & Brewery Ltd.  We are offering 1,072,962 shares of common stock issuable upon exercise of outstanding Class A Warrants.  Each Class A Warrant is exercisable and may be transferred separately from the common stock with which it was originally issued.  Each Class A Warrant entitles the holder to purchase, at any time until December 15, 2005, 1.072962 shares of common stock at an exercise price of $4.66 per share, subject to customary anti-dilution adjustments.

We originally issued Class A Warrants for the purchase of 1,000,000 shares of common stock at an exercise price of $5.00 per share.  The shares purchasable under this prospectus and the related exercise price reflect all anti-dilution adjustments made through the date of this prospectus.

Our units, each consisting of one share of common stock and one Class A Warrant, are listed on the NASDAQ Capital Market under the symbol “GCFBU.”  On November 11, 2005, the closing price of one unit was $5.40.  Our common stock and Class A Warrants are also listed on the NASDAQ Capital Market under the symbols “GCFB” and “GCFBW,” respectively.  On November 11, 2005, the closing price of one share of common stock was $5.24 and the closing price of one Class A Warrant was $0.40.

Investing in our securities involves a high degree of risk.  You should review Risk Factors beginning on page 4 for information that you should consider carefully before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	Price to Warrant Holders(1)(2)	Underwriting Discount	Proceeds to Company(1)(2)(3)
Per Share	$4.66	—	$4.66
Total	$5,000,000	—	$5,000,000

(1)                                  Assumes no additional anti-dilution adjustments after the date of this prospectus.

(2)                                  Assumes all Class A Warrants are exercised.

(3)                                  Before deducting expenses estimated at $50,000.

The date of this prospectus is November 15, 2005.

AVAILABLE INFORMATION

We are subject to the information requirements of the Exchange Act.  Accordingly, we file reports, proxy statements and other information with the SEC.  You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act.  This prospectus does not contain all of the information, exhibits and undertakings set forth in the registration statement, certain parts of which are omitted as permitted by the rules and regulations of the SEC.  For further information, please refer to the registration statement which may be read and copied in the manner and at the sources described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC.  The information incorporated by reference is considered to be part of this registration statement.  Information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:

•                                          Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 28, 2004;

•                                          Quarterly Reports on Form 10-QSB for the quarterly periods ended March 29, 2005, June 28, 2005, and September 27, 2005;

•                                          Current Reports on Form 8-K filed on December 29, 2004, February 24, 2005, March 21, 2005, June 16, 2005, August 19, 2005, September 7, 2005, and October 21, 2005; and

•                                          Description of our units (each consisting of one share of common stock and one redeemable Class A Warrant to purchase one share of common stock), our common stock and our Class A Warrants contained in our Registration Statement on Form 8-A/A (File No. 000-29643) filed on March 19, 2001, as the same may be amended from time to time.

We will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents.  Please direct written requests to Monica A. Underwood, Corporate Controller, at 5402 Parkdale Drive, Suite 101, Minneapolis, Minnesota 55416.  Please direct telephone requests to Ms. Underwood at (952) 215-0662.

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information that may be important to you.  You should read this entire document carefully, including the other information to which we refer you, before you decide to invest.

Granite City Food & Brewery

We operate eleven casual dining restaurants featuring made-from-scratch food and on-premises breweries under the name Granite City Food & Brewery®.  The location of each restaurant and the month and year of its opening appear in the following chart:

Unit	Location	Opened
1	St. Cloud, Minnesota	Jun-99
2	Sioux Falls, South Dakota	Dec-00
3	Fargo, North Dakota	Nov-01
4	Des Moines, Iowa	Sep-03
5	Cedar Rapids, Iowa	Nov-03
6	Davenport, Iowa	Jan-04
7	Lincoln, Nebraska	May-04
8	Minneapolis (Maple Grove), Minnesota	Jun-04
9	Wichita, Kansas	Jul-05
10	St. Paul (Eagan), Minnesota	Sep-05
11	Kansas City (Zona Rosa), Missouri	Nov-05

We developed the foregoing restaurants using proceeds from the sale of our securities, building and equipment leases, debt financing and cash flow from operations.  We built units 4-9 and 11 based upon the prototype we developed in early 2003.  Unit 10, our St. Paul (Eagan) restaurant, was a conversion of an existing restaurant.  With the exception of units 1-3, we developed all of our units under our multi-site development agreement with a commercial developer that provides us with assistance in site selection, construction management and financing for new restaurants.  Under this agreement, we lease each new restaurant from our developer.

In June 2005, we began operating our worthouse which facilitates the initial stage of our brewing process – the production of non-alcoholic wort – using our brewing process called Fermentus Interruptus™.  We believe that Fermentus Interruptus and the use of a centrally located worthouse improves the economics of microbrewing as it eliminates the initial stages of brewing and storage at multiple locations, thereby reducing equipment and development costs at new restaurant locations.  Additionally, having a common starting point for the production of wort creates consistency of taste for our product from unit to unit.  The wort produced at our worthouse is transported via truck to the fermentation vessels at each of our restaurants where the brewing process is completed.  We believe that our current worthouse has the capacity to service 30 to 35 restaurant locations.

We maintain a website at www.gcfb.net.  We make available on our website, free of charge, our annual, quarterly and current reports, and all amendments to those reports, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.  The information contained on our website is not a part of this prospectus.

We were incorporated on June 26, 1997, as a Minnesota corporation.  Our executive offices are located at 5402 Parkdale Drive, Suite 101, Minneapolis, Minnesota 55416, and our telephone number is (952) 215-0660.

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks, including those described below.  You should consider carefully these risk factors, the other information included in this prospectus and the other information to which we refer you, before you decide to invest.

Risks Related to our Business

We cannot predict whether we will be able to achieve or sustain revenue growth, profitability or positive cash flow.  Our operating experience has not been long enough for us to know whether we can achieve and sustain profitable operations and positive cash flow.  Our operating results can be affected by changes in guest tastes, the popularity of handcrafted beers, economic conditions in our markets, and the level of competition in our markets.

We may not be able to achieve and manage planned expansion.  We face many business risks associated with our proposed growth, including the risk that our existing management, information systems and financial controls will be inadequate to support our planned expansion.  We cannot predict whether we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and these systems and controls.  If we fail to continue to improve management, information systems and financial controls, or if we encounter unexpected difficulties during expansion, our business, financial condition, operating results and cash flows could be materially adversely affected.

We may be unable to recruit, motivate and retain qualified employees.  Our success depends, in part, upon our ability to attract, motivate and retain a sufficient number of qualified employees, including trained brewing personnel, restaurant managers, kitchen staff and wait staff, to keep pace with our expansion schedule.  Qualified individuals needed to fill these positions could be in short supply in one or more of our markets.  Our inability to recruit, motivate and retain such individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants, either of which could have a material adverse effect on our business, financial condition, operating results and cash flows.  Additionally, competition for qualified employees could require us to pay higher wages and provide additional benefits to attract sufficient employees, which could result in higher labor costs.

The loss of key personnel could adversely affect our business.  Our success depends to a significant extent on the performance and continued service of members of our senior management such as our Chief Executive Officer Steve Wagenheim and our Chief Operating Officer Tim Cary and certain other key employees.  Competition for employees with such specialized training and deep backgrounds in the restaurant industry is intense and we cannot assure you that we will be successful in retaining such personnel.  In addition, we cannot assure you that employees will not leave or compete against us.  If the services of any members of management become unavailable for any reason, it could adversely affect our business and prospects.

We may be unable to successfully compete with other restaurants in our markets.  The restaurant industry is intensely competitive.  There are many well-established competitors with greater financial, marketing, personnel and other resources than ours, and many of such competitors are well established in the markets where we have restaurants, or in which we intend to establish restaurants.  Additionally, other companies may develop restaurants with similar concepts in our markets.  Any inability to successfully compete with restaurants in our markets could prevent us from increasing or sustaining our revenues and result in a material adverse effect on our business, financial condition, results of operations or cash flows.  We may also need to make changes to our established concept in order to compete with new and developing restaurant concepts that become popular within our markets.  We cannot assure you that we will be successful in implementing such changes or that these changes will not reduce our profitability.

Changes in consumer preferences or discretionary consumer spending could negatively impact our results.  Our operating results may be affected by changes in guest tastes, the popularity of handcrafted beers, general economic and political conditions and the level of competition in our markets.  Our continued success depends, in part, upon the popularity of micro-brewed beers and casual, broad menu restaurants.  Shifts in consumer preferences away from these beers and this dining style could materially adversely affect our future profitability.  Also, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income and consumer confidence.  In a weak economy, our customers may reduce their level of discretionary spending which could impact the frequency with which our customers choose to dine out or the amount they spend when they do dine out, thereby reducing our revenues.  Adverse economic conditions and changes in consumer preferences could reduce guest traffic or impose practical limits on pricing, either of which could materially adversely affect our business, financial condition, operating results and cash flows.

Our business could be materially adversely affected if we are unable to expand in a timely and profitable manner.  To continue to grow, we must open new restaurants on a timely and profitable basis.  We may experience delays in restaurant openings which could materially adversely affect our business, financial condition, operating results and cash flows.  Our ability to expand successfully depends upon a number of factors, some of which are beyond our control, including:

•                                          identification and availability of suitable restaurant sites;

•                                          competition for restaurant sites;

•                                          management of construction and development costs of new restaurants;

•                                          availability of financing for the purchase or lease of restaurant and brewing equipment and leasehold improvements;

•                                          securing required governmental approvals, licenses and permits;

•                                          recruitment of qualified operating personnel, particularly general managers and kitchen managers; and

•                                          competition in new markets.

In addition, we contemplate entering geographic markets in which we have no operating experience.  These new markets may have demographic characteristics, competitive conditions, consumer tastes and discretionary spending patterns different than those present in our existing markets, which may cause our new restaurants to be less successful than our existing restaurants.

Unanticipated costs or delays in the development or construction of our restaurants could prevent our timely and cost-effective opening of new restaurants.  Our developer depends upon contractors for the construction of our restaurants.  After construction, we invest heavily in leasehold improvements for completion of our restaurants.  Many factors could adversely affect the cost and time associated with our development of restaurants, including:

•                                          labor disputes;

•                                          shortages of materials and skilled labor;

•                                          adverse weather;

•                                          unforeseen construction problems;

•                                          environmental problems;

•                                          zoning problems;

•                                          federal, state and local government regulations;

•                                          modifications in design; and

•                                          other unanticipated increases in costs.

Any of these factors could give rise to delays or cost overruns which may prevent us from developing additional restaurants within anticipated budgets and expected development schedules.  Any such failure could have a material adverse effect on our business, financial condition, operating results and cash flows.

We may be unable to fund our significant future capital needs in the long term and we may need additional funds sooner than anticipated.  To finance our expansion plans, we require funds for capital expenditures, pre-opening costs and to offset negative cash flow related to new restaurant openings.  We may not be able to obtain the future financing we need for expansion on acceptable terms.  If we do not generate sufficient cash flow from current operations or if financing is not available to us, we will have to curtail projected growth, which could materially adversely affect our business, financial condition, operating results and cash flows.  We may raise future capital through the issuance of our securities.  Depending upon the price at which we issue securities to fund expansion, your holdings may be diluted.  Specifically, our future expansion may be delayed or curtailed:

•                                          if future cash flows from operations fail to meet our expectations;

•                                          if costs and capital expenditures for new restaurant development exceed anticipated amounts;

•                                          if we incur unanticipated expenditures related to our operations;

•                                          if we are unable to obtain acceptable equipment financing of restaurants; or

•                                          if we are required to reduce prices to respond to competitive pressures.

Our operations depend upon governmental licenses or permits and we may face liability under dram shop statutes.  Our business depends upon obtaining and maintaining required food service, liquor and brewing licenses for each of our restaurants.  If we fail to hold all necessary licenses, we may be forced to delay or cancel new restaurant openings and close or reduce operations at existing locations.  We must comply with federal licensing requirements imposed by the United States Department of Treasury, Alcohol and Tobacco Tax and Trade Bureau, as well as licensing requirements of states and municipalities where we operate restaurants.  Failure to comply with federal, state or local regulations could cause our licenses to be revoked or force us to cease brewing and selling our beer.  Typically, licenses must be renewed annually and may be revoked and suspended for cause at any time.  State liquor and brewing laws may prevent or impede our expansion into certain markets.  Although we have not experienced, and do not anticipate, any significant problems in obtaining required licenses, permits or approvals, any delays or failures to obtain required licenses, permits or approvals could delay or prevent our expansion in a particular area.  In addition, our sale of alcoholic beverages subjects us to “dram shop” statutes in some states.  These statutes allow an injured person to recover damages from an establishment that served alcoholic beverages to an intoxicated person.  If we receive a judgment substantially in excess of our insurance coverage, or if we fail to maintain our insurance coverage, our business, financial condition, operating results and cash flows could be materially and adversely affected.

Health concerns or negative publicity regarding our restaurants or food products could affect consumer preferences and could negatively impact our results of operations.  Like other restaurant chains, consumer preferences could be affected by health concerns or negative publicity concerning food quality, illness and injury generally, such as negative publicity concerning E. coli, “mad cow” or “foot-and-mouth” disease, publication of government or industry findings concerning food products served by us, or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants.  This negative publicity may adversely affect demand for our food and could result in a decrease in customer traffic to our restaurants.  A decrease in customer traffic to our restaurants as a result of these health concerns or negative publicity could materially harm our business.

Compliance with changing regulation of corporate governance, public disclosure and financial accounting standards may result in additional expenses and affect our reported results of operations.  Keeping informed of, and in compliance with, changing laws, regulations and standards relating to corporate governance, public disclosure and accounting standards, including the Sarbanes-Oxley Act, as well as new and proposed SEC regulations, NASDAQ Stock Market rules and accounting standards, has required an increased amount of management attention and external resources.  Compliance with such requirements may result in increased general and administrative expenses and an increased allocation of management time and attention to compliance activities.  Additionally, changes to existing rules or current practices may adversely affect our reported financial results.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent registered public accounting firm.  As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring public companies to include a report of management on internal control over financial reporting in their annual reports, including Annual Reports on Form 10-KSB, which we file.  In addition, the independent registered public accounting firm auditing a public company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal control over financial reporting as well as the operating effectiveness of the company’s internal controls over financial reporting.  We do not expect to be subject to these requirements for fiscal year 2005.  We are evaluating our internal controls over financial reporting in order to allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls, as a required part of our annual report, beginning with our annual report for fiscal year 2006.

While we expect to expend significant resources during fiscal years 2005 and 2006 in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we will not comply with all of the requirements imposed thereby.  At present, there is no precedent available with which to measure compliance adequacy.  Accordingly, there can be no assurance that we will not receive an adverse report on our assessment of our internal controls over financial reporting and/or the operating effectiveness of our internal controls over financial reporting from our independent registered public accounting firm.

In the event we identify significant deficiencies or material weaknesses in our internal controls over financial reporting that we cannot remediate in a timely manner or we receive an adverse report from our independent registered public accounting firm with respect to our internal controls over financial reporting, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could be adversely affected.

In addition to the above, in the event that our independent registered public accounting firm is unable to rely on our internal controls over financial reporting in connection with their audit of our financial statements, and in the further event that they are unable to devise alternative procedures in order to satisfy themselves as to the material accuracy of our financial statements and related disclosures, it is possible that we could receive a qualified or adverse audit opinion on those financial statements.  In that event, the market for our common stock could be adversely affected.  In addition, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could be adversely affected.

Because the value of our business depends primarily upon intangible assets, such as our business concept and development strategy, the value of your investment could decrease significantly in the event of liquidation.  Because we do not own the real estate at any of our existing locations, we only own the building at one existing location, we lease much of the equipment we use, and we do not plan to own the real estate or buildings in which our future restaurants will be located, our tangible assets mainly consist of inventory.  Until we establish a history of earnings, the value of our business that could be realized upon liquidation is comprised of intangible assets, including our business concept, development strategy, intellectual property, trademarks, goodwill and employee know-how.  If our business is not successful, the value of our intangible assets could decrease significantly.  The value of your investment could decrease as a result.

Increases in state or federal minimum wage or required benefits could negatively impact our operating results.  Various federal and state labor laws govern our relationship with our employees, including such matters as minimum wage requirements, overtime and working conditions.  There have been recent increases in the federal and some state minimum wage requirements, and there may be additional increases in the future.  A substantial majority of employees working in our restaurants receive salaries equal to the applicable minimum wage, and future increases in the minimum wage will increase our operating expenses.  In addition, some states have periodically proposed laws that would require companies such as ours to provide health benefits to all employees.  Additional governmental mandates such as an increased minimum wage, an increase in paid leaves of absence, extensions of health benefits or increased tax reporting and payment requirements for employees who receive gratuities, could negatively impact our operating results.

Limitations in our insurance coverage could adversely affect our operations in certain circumstances.  We have comprehensive insurance, including workers’ compensation, general liability, fire and extended coverage and property insurance.  However, there are certain types of losses which may be uninsurable or not economically insurable.  Such hazards may include earthquake, hurricane, flood losses and employee practices.  If such a loss should occur, we would, to the extent that we are not covered for such loss by insurance, suffer a loss of the capital invested in, as well as anticipated profits and/or cash flow from, such damaged or destroyed properties.  Punitive damage awards are generally not covered by insurance; thus, any awards of punitive damages as to which we may be liable could adversely affect our ability to continue to conduct our business, to expand our operations or to develop additional restaurants.  We cannot assure you that any insurance coverage we maintain will be adequate, that we can continue to obtain and maintain such insurance at all, or that the premium costs will not rise to an extent that they adversely affect us or our ability to economically obtain or maintain such insurance.

Risks Related to our Securities

Fluctuations in our operating results may decrease the price of our securities.  Our operating results may fluctuate significantly because of several factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in comparable restaurant sales, general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions.  Consequently, our operating results may fall below the expectations of public market analysts and investors for any given reporting period.  In that event, the price of our securities would likely decrease.

Our existing shareholders have significant control which could reduce your ability to receive a premium for your shares through a change in control.  As of October  31, 2005, our directors and executive officers, as a group, beneficially owned approximately 3,509,973 shares or 24.9% of our common stock.  As a result, they are able to control our company and direct our affairs, including the election of directors and approval of significant corporate transactions.  This concentration of ownership may also delay, defer or prevent a change in control of our company, and make some transactions more difficult or impossible without their support.  These transactions might include proxy contests, tender offers, open market purchase programs or other share purchases that could give our shareholders the opportunity to realize a premium over the then prevailing market price of our common stock.  As a result, this concentration of ownership could depress our stock price.

If we do not maintain our NASDAQ listing, you may have difficulty reselling our securities.  We will need to maintain certain financial and corporate governance qualifications to keep our securities listed on the NASDAQ Capital Market.  We cannot assure you that we will at all times meet the criteria for continued listing.  If we fail to maintain such qualifications, including a minimum bid price for our common stock of $1.00, our securities may be delisted.  In the event of delisting, trading, if any, would be conducted in the over-the-counter market in the so-called “pink sheets” or on the OTC Bulletin Board.  In addition, our securities could become subject to the SEC’s “penny stock rules.”  These rules would impose additional requirements on broker-dealers who effect trades in our securities, other than trades with their established customers and accredited investors.  Consequently, the delisting of our securities and the applicability of the penny stock rules may adversely affect the ability of broker-dealers to sell our securities, which may adversely affect your ability to resell our securities.  If any of these events take place, you may not be able to sell as many securities as you desire, you may experience delays in the execution of your transactions and our securities may trade at a lower market price than they otherwise would.

If we do not maintain the effectiveness of our initial public offering prospectus, holders of our Class A Warrants will be unable to exercise such warrants.  Holders of our Class A Warrants will be able to exercise the Class A Warrants only if a current prospectus relating to the shares underlying the Class A Warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the state in which such holder resides.  We will use our best efforts to (a) maintain the effectiveness of a current prospectus covering the shares underlying the Class A Warrants and (b) maintain the registration of such shares under the securities laws of the states in which we initially qualified the units for sale in our initial public offering.  We cannot assure you that we will actually be able to do so.  We cannot issue shares upon the exercise of Class A Warrants if the prospectus covering the shares is not kept effective or if the exercise of the Class A Warrants is not qualified or exempt from qualification in the state where the exercising holder resides.

We may redeem the Class A Warrants at a price less than market value.  We may redeem the Class A Warrants at $0.01 per share if the closing bid price of our common stock exceeds $5.83 per share, subject to adjustment, for 45 consecutive trading days.  As a result of anti-dilution adjustments applicable to the Class A Warrants through the date of this prospectus, the foregoing redemption threshold adjusted from $6.25 to $5.83.  We must give 20 days written notice of such redemption.  If we redeem the Class A Warrants, holders will lose their right to exercise the Class A Warrants except during the 20-day redemption period.  Redemption of the Class A Warrants could force holders to exercise the Class A Warrants at a time when it may be disadvantageous for them to do so or to sell the Class A Warrants at the then current market price or accept the redemption price, which could be substantially less than the market value of the Class A Warrants at the time of redemption.

Special note regarding our forward-looking statements.  This prospectus and the documents incorporated herein by reference contain various forward-looking statements within the meaning of Section 21E of the Exchange Act.  Although we believe that, in making any such statement, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.  When used in this prospectus and the documents incorporated herein by reference, the words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates” and similar expressions, as they relate to us or our management, are intended to identify such forward-looking statements.  These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated.  Factors that could cause actual results to differ materially from those anticipated, certain of which are beyond our control, are set forth herein under the caption Risk Factors.  Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements.  Accordingly, we cannot be certain that any of the events anticipated by forward-looking statements will occur or, if any of them do occur, what impact they will have on us.  We caution you to keep in mind the cautions and risks described herein and to refrain from attributing undue certainty to any forward-looking statements, which speak only as of the date of the document in which they appear.

USE OF PROCEEDS

We may receive less than the maximum proceeds from this offering, or none at all, depending upon the amount of Class A Warrants exercised by December 15, 2005.  If we realize proceeds from the exercise of all Class A Warrants, the net proceeds to our company will be approximately $4,950,000.

We plan to use the net proceeds from the exercise of the Class A Warrants as we receive such funds for:

•                                          working capital purposes;

•                                          the development and opening of new Granite City Food & Brewery restaurants; and

•                                          where prudent, the reduction of indebtedness incurred to finance existing Granite City Food & Brewery restaurants.

Using the proceeds from our private placements of securities and equipment loans, we intend to continue expansion in markets where we believe our concept will have broad appeal and attractive restaurant-level economics.  We will continue using our prototypical model as we open future restaurants under our multi-site development agreement with Dunham Capital Management L.L.C. (“Dunham”).  We anticipate that each of these restaurants will require an investment by Dunham of approximately $3.5 million to $4.0 million each for land, building and equipment.  We anticipate these costs will vary from one market to another based on real estate values, zoning regulations, labor markets and other variables.  Under our development agreement, we will lease each new restaurant from Dunham.  We anticipate that pre-opening expenses and the initial purchase of furniture, fixtures and equipment will require an investment by us of approximately $1.0 million to $1.6 million per restaurant.  Dunham is controlled by

Donald A. Dunham, Jr., who is an affiliate of Granite Partners, L.L.C., a beneficial owner of less than five percent of our securities as of August 3, 2005.

Pending the use of the net proceeds for the above purposes, we intend to invest such funds in short-term bank deposits, United States government securities and other short-term investment-grade securities.

PLAN OF DISTRIBUTION

The shares issuable upon exercise of the Class A Warrants will be distributed when and as such Class A Warrants are exercised by the holders.  We may solicit the exercise of the Class A Warrants at any time.  We may redeem the Class A Warrants, upon 20 days notice, if the per share closing bid price of our common stock exceeds $5.83, subject to customary anti-dilution adjustments, for a period of 45 consecutive trading days.  We may also reduce the exercise price of the Class A Warrants in order to encourage their exercise.  The exercise price and other terms of the Class A Warrants were initially negotiated between us and the underwriter of our initial public offering.  In May 2005, we extended the expiration date of the Class A Warrants from June 6, 2005, to December 15, 2005.

LEGAL MATTERS

For purposes of this offering, Briggs and Morgan, Professional Association, has given its opinion on the validity of the shares.

EXPERTS

The financial statements as of December 28, 2003, and December 28, 2004, and for each of the years then ended, incorporated by reference in this prospectus, have been audited by Schechter Dokken Kanter Andrews & Selcer Ltd., independent auditors, as indicated in its report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

LIMITATION OF LIABILITY AND INDEMNIFICATION

As permitted by Section 302A.251 of the Minnesota Statutes, Article 9 of our Articles of Incorporation, as amended, provides that we will indemnify and may, in the discretion of our board of directors, insure our current and former directors, officers and employees in the manner and to the fullest extent permitted by law.  Section 6.1 of our By-laws provides that we will indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons:  (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

You should rely on the information contained in this document or that to which we have referred you.  We have not authorized anyone to provide you with information that is different.  You should not assume that the information in this document is accurate as of any date other than the date on the front of this document.  This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

Available Information
Incorporation of Certain Documents by Reference
Prospectus Summary
Risk Factors
Use of Proceeds
Plan of Distribution
Legal Matters
Experts
Limitation of Liability and Indemnification

1,072,962 Shares

Granite City Food & Brewery Ltd.

Common Stock

PROSPECTUS

November 15, 2005